                                                                                                                                                                                  Exhibit 99.1

IDT AND TSMC ENTER PRODUCT FABRICATION AGREEMENT

 IDT to Move from Fab-lite to Fab-less Model
By Transferring Internal Fabrication Processes to TSMC

SAN JOSE, Calif. and HSIN-CHU, Taiwan, August 06, 2009 – IDT® (Integrated Device Technology, Inc.; NASDAQ: IDTI), a leading provider of essential mixed signal semiconductor solutions that enrich the digital media experience and Taiwan Semiconductor Manufacturing Company (TWSE: 2330, NYSE: TSM), today announced they have entered into an agreement to transfer product fabrication processes and related activities currently running in the IDT Hillsboro, Oregon facility to TSMC foundries.  The transfer, which has already received approval by both companies and the IDT Board of Directors, is expected to take up to two years to complete and will cover the lifecycle of all products involved.

“Over the past year or so, IDT has been shifting gears towards developing application specific solutions for the communications, computing and consumer markets.  Obtaining an agreement with TSMC enables us to take full advantage of their cutting edge manufacturing processes and geometries and is the logical next step in our transformation,” said Mike Hunter, vice president of worldwide manufacturing for IDT. “This agreement, which will combine IDT system expertise and architecture and the TSMC technology platform, expands our overall global manufacturing capability. It also officially starts the countdown for IDT to move from a Fab-lite to a Fab-less model.”

“The Fab-less model enables IDT to focus our resources and investments on innovative new product development where we can leverage our core strengths in definition and design differentiation, while outsourcing manufacturing to the industry leader,” said Ted Tewksbury, President and CEO of IDT. “This initiative is a key enabler of our mixed signal strategy as IDT’s products transition to more advanced process technologies supporting higher levels of speed, complexity and integration.”

“TSMC remains committed to providing a full suite of foundry services to customers, enabling them to deliver market-leading solutions not only in advanced technologies but also in mature technologies,” said Dr. C.C. Wei, senior vice president, Mainstream Technology Business, TSMC. “This announcement reflects our commitment to providing IDT with robust process technologies as they transition to a Fab-less business model.”

IDT product processes and geometries transferred under this agreement include existing IDT products currently manufactured at the Fab 4 facility in Hillsboro, Oregon at .13 micron process technology and above. These processes and products will be transferred to TSMC over the ensuing two years. The agreement does not include transfer or sale of the process equipment or the IDT facility located in Hillsboro, Oregon.  IDT intends to exit the Hillsboro, Oregon wafer fabrication facility at the end of the transfer period and has engaged a third party to market the facility to potential buyers that can continue fabrication operations.

“IDT has long been a valued customer with TSMC,” said Rick Cassidy, president, TSMC North America. “We will work with them step-by-step to ensure a seamless transition and appreciate their confidence in TSMC by making this strategic decision.”

About IDT
With the goal of continuously improving the digital media experience, IDT integrates its fundamental semiconductor heritage with essential innovation, developing and delivering low-power, mixed signal solutions that solve customer problems. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT is accessible at www.IDT.com.

About TSMC
              TSMC is the world’s largest dedicated semiconductor foundry, providing the industry’s leading process technology and the foundry’s largest portfolio of process-proven libraries, IP, design tools and reference flows. The Company’s total managed capacity in 2008 exceeded 9 million 8-inch equivalent wafers, including capacity from two advanced 12-inch - GigaFabs™, four eight-inch fabs, one six-inch fab, as well as TSMC’s wholly owned subsidiaries, WaferTech and TSMC (China), and its joint venture fab, SSMC. TSMC is the first foundry to provide 40nm production capabilities. Its corporate headquarters are in Hsinchu, Taiwan. For more information about TSMC please visit http://www.tsmc.com.

IDT Contacts: Financial Contact: Mike Knapp IDT Investor Relations Phone: (408) 284-6515 E-mail: mike.knapp@idt.com	Press Contact: Carolyn Robinson IDT Worldwide Marketing Phone: (408) 284-8200 E-mail: carolyn.robinson@idt.com

TSMC Contacts: North America Contact: Wendy Matthews wmatthews@tsmc.com (408) 382-8030	Taiwan Contact: Michael Kramer pdkramer@tsmc.com ++886-3-563-6688 ext. 712216